Exhibit 99
                                                                      ----------

                                                                            NEWS
                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                                    Jaclyn, Inc.
                                                                  (201) 868-9400


                 JACLYN REPORTS THIRD QUARTER FINANCIAL RESULTS

                              FOR IMMEDIATE RELEASE
                              ---------------------

West New York, NJ, May 15, 2007...................Jaclyn, Inc. (AMEX:JLN) today reported financial results for the third quarter ended March 31, 2007.

Net sales for the three-month period ended March 31, 2007 were $34,705,000 compared to $27,939,000 a year earlier. The Company reported a third quarter net loss of $1,487,000, or $.60 per diluted share, including a pretax pension plan settlement charge of $3,089,000, ($2,008,000 after tax, or $.79 per diluted share), compared to a net loss of $22,000 in the fiscal 2006 third quarter, or $.01 per diluted share.

Net sales for the nine-month period ended March 31, 2007 were $122,913,000 compared to $92,701,000 for the same period last year. Net earnings for the nine-month period ended March 31, 2007 were $692,000, or $.27 per diluted share including a pretax pension plan settlement charge of $3,089,000, ($2,008,000 after tax, or $.79 per diluted share), compared to net earnings of $1,055,000, or $.41 per diluted share in the same period last year.

Commenting on the financial results, Allan Ginsburg, Chairman of the Board, stated "we experienced increases in net sales for the quarter and year-to-date periods including net sales increases in our children's apparel, women's sleepwear, and premium incentive divisions. However, earnings results were adversely affected by the previously disclosed termination and pension plan settlement, which resulted in recording a one-time charge to earnings before income taxes of approximately $3,089,000 in the three and nine-month periods ended March 31, 2007. This pretax charge to earnings included a non-cash charge of approximately $2,188,000 for the write-off of unamortized pension costs, as well as a final cash payment of approximately $901,000 to fully fund the pension plan. In addition, the Company experienced a significant increase in its effective tax rate for fiscal 2007 compared to the prior fiscal nine-month period relating primarily to the one-time pension plan settlement." Mr. Ginsburg added, "Retail sales have been somewhat disappointing in recent months, and many retailers are in an overstocked position. Accordingly, the increase in sales growth we experienced in fiscal 2007 compared to fiscal 2006 is not necessarily indicative of the Company's future performance."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends. Additional uncertainty exists for the potential negative impact any widespread health hazards may have on our business relative to production in the Far East and other countries in which we operate.

                                    * * * * *

         Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infants' and children's apparel, handbags, premium incentives and related accessories. Website: jaclyninc.com



                          JACLYN, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)



                                                 Third Quarter                       Nine Months
                                                Ended March 31,                   Ended March 31,
                                      ---------------------------------    --------------------------------
                                           2007                2006              2007              2006
                                      -------------       -------------    -------------      -------------
Net Sales                             $  34,705,000       $  27,939,000    $ 122,913,000      $  92,701,000

(Loss) Earnings before income taxes   $  (2,025,000)(1)   $     (90,000)   $   1,583,000(1)   $   1,871,000

Net (Loss) Earnings                   $  (1,487,000)      $     (22,000)   $     692,000      $   1,055,000

Net (Loss) Earnings per
  Common Share - Basic                $        (.60)      $        (.01)   $         .28      $         .42

Net (Loss) Earnings per
  Common Share - Diluted              $        (.60)      $        (.01)   $         .27      $         .41

Weighted Average Number of
  Shares Outstanding - Diluted            2,491,000           2,455,000        2,541,000          2,557,000

(1) Includes a pretax pension plan settlement charge totaling $3,089,000 ($2,008,000, after tax) for the three and nine-month periods ended March 31, 2007.